Exhibit 99.1

OpenText Announces Voting Results for Election of Directors
Waterloo, ON - 2016-09-23 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTC), confirmed today that the nine nominees listed in its management proxy circular dated August 12, 2016 were elected as its directors. The detailed results of the vote for the election of directors at its Annual and Special Meeting of Shareholders (the “Meeting”) held earlier today in Waterloo, Ontario are set out below. Shareholders holding 104,135,548 common shares representing 85.74% of the outstanding common shares were present in person or by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText:

	Votes For		Votes Withheld
P. Thomas Jenkins	97,045,452	95.45%	4,623,097	4.55%
Mark Barrenechea	100,580,494	98.93%	1,088,055	1.07%
Randy Fowlie	99,215,007	97.59%	2,453,542	2.41%
Gail E. Hamilton	101,114,444	99.45%	554,105	0.55%
Brian J. Jackman	90,960,629	89.47%	10,707,920	10.53%
Stephen J. Sadler	89,275,399	87.81%	12,393,150	12.19%
Michael Slaunwhite	89,399,672	87.93%	12,268,877	12.07%
Katharine B. Stevenson	101,211,960	99.55%	456,589	0.45%
Deborah Weinstein	90,985,286	89.49%	10,683,263	10.51%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) and OpenText's Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), each of which was filed on September 23, 2016.
About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Copyright ©2016 Open Text Corporation. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks, Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.
For more information, please contact
Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Francisco: (415) 963-0825
gsecord@opentext.com

Sonya Mehan
Senior Manager, Investor Relations
Open Text Corporation
Waterloo: 519-888-7111 Ext. 2446
smehan@opentext.com